Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
AUGUST 15, 2016

Chesapeake Energy Corporation Announces Cash Tender Offers
for up to $500 million Aggregate Purchase Price of Contingent Convertible Senior Notes

OKLAHOMA CITY, August 15, 2016 /PRNewswire/ -- Chesapeake Energy Corporation (NYSE: CHK) announced today that it has commenced cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) to purchase up to $500,000,000 aggregate purchase price, exclusive of accrued interest (the “Aggregate Maximum Purchase Amount”), of the outstanding notes of Chesapeake set forth in the table below (collectively, the “Notes”).
No more than $275,000,000 aggregate purchase price, exclusive of accrued interest (the “2038 Tender Cap”), of 2.25% Contingent Convertible Senior Notes due 2038 (the “2038 Notes”) will be purchased in the Tender Offers. The terms and conditions of the Tender Offers are described in an Offer to Purchase dated August 15, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal.
The following table sets forth certain terms of the Tender Offers:

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap (1)	Acceptance Priority Level	Total Consideration(2)

2.5% Contingent Convertible Senior Notes due 2037	165167BZ9 / 165167CA3	$730,205,000	N/A	1	$1,000.00
2.25% Contingent Convertible Senior Notes due 2038	165167CB1	$315,112,000	$275,000,000	2	$920.00

(1)    The 2038 Tender Cap applies to the aggregate purchase price (exclusive of accrued interest) of the 2038 Notes.
(2)    Per $1,000 principal amount of Notes validly tendered and accepted for purchase in the applicable Tender Offer (exclusive of any accrued interest, which will be paid in addition to the Total Consideration (as defined below) to, but not including, the Settlement Date (as defined below).

The Tender Offers will expire at 11:59 p.m., New York City time, on September 12, 2016 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Expiration Date”). No tenders will be valid if submitted after the Expiration Date. Tendered Notes may be withdrawn from the Tender Offers at or prior to the Expiration Date.
Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the total consideration for the applicable series of Notes as set forth in the table above (with respect to each series of Notes, the “Total Consideration”). In addition to the Total Consideration, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Settlement Date, also receive accrued and unpaid interest on those Notes from the last interest payment date with respect to those Notes to, but not including, the Settlement Date (“Accrued Interest”).

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8859	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

Chesapeake will purchase any Notes that have been validly tendered (and not validly withdrawn) at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by Chesapeake, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase. The Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by Chesapeake at or prior to the Expiration Date.
Subject to the Aggregate Maximum Purchase Amount and proration as described in the Offer to Purchase, all 2.5% Contingent Convertible Senior Notes due 2037 (the “2037 Notes”) validly tendered will be accepted for purchase before any 2038 Notes validly tendered are accepted for purchase. Accordingly, if the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date equals or exceeds the Aggregate Maximum Purchase Amount, Chesapeake will not accept for purchase any 2038 Notes. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date exceeds the Aggregate Maximum Purchase Amount, 2037 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2037 Notes validly tendered. Once all 2037 Notes validly tendered have been accepted for purchase, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described in the Offer to Purchase, 2038 Notes validly tendered will be accepted for purchase. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered is less than the Aggregate Maximum Purchase Amount and the aggregate purchase price of 2037 Notes and 2038 Notes validly tendered exceeds the Aggregate Maximum Purchase Amount, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. If the aggregate purchase price (exclusive of Accrued Interest) of 2038 Notes validly tendered at or prior to the Expiration Date exceeds the 2038 Tender Cap, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered.
The Tender Offers are not conditioned upon a minimum amount of Notes of any series, or a minimum amount of Notes of all series, being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including receipt by Chesapeake of net proceeds from a concurrent secured term loan agreement on terms satisfactory to Chesapeake in an amount sufficient to fund the payment of the Total Consideration and to fund the consideration for the Concurrent Tender Offers. The term loan agreement is expected to be with one or more banks, investment banks, insurance companies, mutual funds or other institutional lenders providing for floating rate term loans aggregating $1.0 billion. Such term loans are to be secured by the same collateral as the liens on the collateral securing the Company’s existing revolving credit facility (with a position in the collateral proceeds waterfall junior to the revolving credit facility) and are to be guaranteed by the same subsidiaries that guarantee, among other obligations, such revolving credit facility.
Chesapeake also announced today that it has commenced separate tender offers to acquire up to $500 million in aggregate purchase price of its outstanding 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023 (the “Concurrent Tender Offers”). Chesapeake’s obligation to consummate the Tender Offers is not subject to completion of the Concurrent Tender Offers.
Goldman, Sachs & Co. is acting as the dealer manager in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4200 or (collect) (212) 430-3774. Chesapeake will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. Chesapeake will make available to holders of the Notes, directly or through the Depository Trust Company, documents specifying the terms, conditions and procedures for validly tendering and withdrawing Notes (copies of which will be attached as exhibits to such Schedule TO). Note holders are encouraged to read these documents carefully before deciding whether to tender their Notes. Holders of the Notes and other interested parties may obtain a free copy of these documents at the Securities and Exchange Commission’s website, www.sec.gov.

None of Chesapeake, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The Tender Offers are made only by the Offer to Purchase and related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the Tender Offers. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Chesapeake by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.
This news release includes “forward-looking statements” that give the company's current expectations or forecasts of future events, including the timing of the settlement and amounts to be purchased in the Tender Offers and the amount and terms of the term loan. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including the satisfaction of conditions precedent to completing the Tender Offers, including the funding of the term loan, the ability to consummate any or all of the Tender Offers and those stated in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the SEC), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.